EXHIBIT 10.2

UMEWORLD LIMITED
2013 INCENTIVE BONUS PLAN

Effective as of July 1, 2013

1. Purpose. The purpose of the UMeWorld Limited Incentive Bonus Plan (the "Plan") is to provide incentives to eligible management employees of UMeWorld Limited (the "Company") and any subsidiary to produce a superior return to the shareholders of the Company and to encourage such eligible management employees to remain in the employ of the Company or any subsidiary.

2. Definitions. The terms defined in this section are used (and capitalized) elsewhere in the Plan.

"Award" means an award payable to a Participant pursuant to Section 4 hereof.

"Board" means the Board of Directors of the Company.

"Disability" means any physical or mental incapacitation whereby a Participant is unable for a period of twelve consecutive months or for an aggregate of twelve months in any twenty-four consecutive month period to perform his or her duties for the Company or any subsidiary.

"Eligible Employee" means an individual who is regular status, works a minimum of half time (average of 40 hours per two-week pay period) and is considered a management level employee (functional leader or above) of the Company or a subsidiary thereof.

"Participant" means an Eligible Employee designated by the Board to participate in the Plan for a designated Performance Period.

"Performance-Based Compensation" means an Award to an Eligible Employee.

"Performance Period" means the Company's fiscal year or such other period as determined by the Board.

"Retirement" means, unless otherwise specified in a Participant's Award, retirement at age 65.

3. Administration.

3.1 Authority of Board. The Board shall administer this Plan. The Board shall have exclusive power, subject to the limitations contained in this Plan, to make Awards and to determine when and to whom Awards will be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of this Plan. The Board shall have the authority to interpret this Plan and any Award made under this Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Board in the administration of this Plan, as described herein, shall be final, binding and conclusive, subject to the provisions of this Plan. A majority of the members of the Board shall constitute a quorum for any meeting of the Board.

3.2 Delegation. The Board may delegate to the Chief Executive Officer, with respect to Eligible Employees who are not executive officers of the Company, to (i) determine which such Eligible Employees will be granted Awards under the Plan, (ii) the amount and terms of Awards under the Plan for such Participants and (iii) take all other actions of the Board, including administration and interpretation, of such Awards. Awards granted pursuant to such delegated authority shall be made consistent with the criteria established by the Board and shall be subject to any other restrictions placed on the delegation by the Board.

3.3 Indemnification. To the full extent permitted by law, (i) no member or former member of the Board shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members or former members of the Board shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

4. Awards.

4.1 Eligibility Criteria. Within the lesser of the first ninety (90) days or the first twenty-five percent (25%) of the Performance Period, the Board may select such Eligible Employees as it deems appropriate to participate in the Plan. Criteria that the Board will consider when selecting Eligible Employees for participation include scope and level of responsibility, organizational impact, internal equity and external competitiveness. Awards for Eligible Employees who work less than full-time will be prorated accordingly.

4.2 Allocation of Awards. Eligible Employees selected to participate will be entitled to receive an award of bonus compensation based on the attainment of performance targets selected by the Board and consisting of one or any combination of two or more of net revenue; stock price; market share; sales; earnings per share; return on equity; costs; operating income; net income before interest, taxes, depreciation and/or amortization; net income before or after extraordinary items; return on operating assets or levels of cost savings; earnings before taxes; net earnings; asset turnover; total shareholder return; pre-tax, pre-interest expense return on invested capital; return on incremental invested capital; free cash flow; cash flow from operations; customer satisfaction, each as measured objectively. As appropriate, any such targets may be expressed in absolute amounts, on a per share basis, as a change from preceding Performance Periods; or relative to a designated peer group or index of comparable companies. Subject to applicable regulatory restrictions, such targets may also relate to one or any combination of two or more of corporate (including such direct and indirect subsidiaries of the Company as the Board may determine or on such consolidated basis as the Board may determine), group, unit, division, affiliate or individual performance. In addition, with respect to an Award, or portion of an Award, that is not intended to qualify as Performance-Based Compensation, performance targets may include any other measures determined by the Board.

4.3 Maximum Amount of Awards. No Participant shall be entitled to receive Awards that exceed US$5 million for any calendar year.

4.4 Adjustments. At any time during the Performance Period, the Board may amend the targets for a Performance Period to reflect material adjustments in or changes to the Company's policies, to reflect material Company changes such as mergers or acquisitions, and to reflect such other events having a material impact on the targets, provided that no such adjustment shall be made to an Award intended to qualify as Performance-Based Compensation if the effect of such adjustment would be to cause the Award to fail to qualify as Performance-Based Compensation. The Board is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate an Award payable to any Participant for any reason, including a Participant's failure to perform his/her day-to-day job in a satisfactory manner after the Company has provided reasonable notice of such failure, or changes in the position or duties of any Participant with the Company or any subsidiary of the Company during the Performance Period, whether due to any termination of employment (including death, Disability, Retirement, or termination with or without cause) or otherwise. No reduction in an Award made to any Participant shall increase the amount of the Award to any other Participant.

4.5 Payment of Awards. Following the completion of each Performance Period, the Board shall certify in writing the degree to which the performance targets were attained and the Awards payable to Participants. Each Participant shall receive payment in cash of the Award as soon as practicable following the determination in respect thereof made pursuant to this Section 4.5, provided that payment shall be made no later than two and a half months after the Performance Period.

5. Effective Date of the Plan. The Plan is effective on July 1, 2013, subject to approval and ratification by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company. The Plan shall remain in effect until it has been terminated pursuant to Section 9.

6. Termination of Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of a Participant with or without cause. In the event any Participant ceases to be an employee for any reason other than death, Disability, Retirement or termination without Cause during any Performance Period in which he/she is participating in the Plan or prior to payment of an Award for a Performance Period, he/she will not be eligible to receive any payment under an Award for such Performance Period. Participants whose employment terminates due to Disability, Retirement or termination without Cause during the Performance Period will be eligible to receive a prorated portion (based on the number of days during the Performance Period when the Participant was employed, divided by the total number of days in the Performance Period) of any payment under the Award, if earned, when payments are made to other Participants under the Plan. Participants whose employment terminates due to death will receive a prorated portion (based on the number of days during the Performance Period when the Participant was employed, divided by the total number of days in the Performance Period) of their targeted Award, paid out as soon as practicable but in any event no later than when payments are made to other Participants under the Plan.

7. New Hires; Promotions. New hires must commence employment as an Eligible Employee no later than seventy-five percent (75%) of the period covering the Performance Period to be eligible to be considered a Participant for that Performance Period, and individual Awards for the Performance Period will be prorated from the date of hire. Employees must be promoted to being an Eligible Employee no later than seventy-five percent (75%) of the period covering Performance Period to be eligible to be considered a Participant in the Plan during that Performance Period, and individual Awards for the Performance Period will be prorated from the date of promotion.

8. Tax Withholding. The Company shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

9. Amendment, Modification and Termination of the Plan. The Board may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that any amendment of the Plan shall be subject to the approval of the Company's shareholders. No Award may be granted during any suspension of the Plan or after its termination.

10. Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. No Participant shall, by virtue of this Plan, have any interest in any specific assets of the Company or any of its direct or indirect subsidiaries.

11. Other Benefit and Compensation Programs. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company shall be construed as creating any limitation on the power of the Board to adopt such other incentive arrangements as it may deem appropriate. Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any subsidiary unless expressly so provided by such other plan, contract or arrangement, or unless the Board expressly determines otherwise.

12. Non-transferability.  A Participant's rights and interests under the Plan, including any Award previously made to such Participant or any amounts payable under the Plan, may not be sold, assigned, pledged, transferred or otherwise alienated or hypothecated except, in the event of a Participant's death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

13. Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the British Virgin Islands.

I hereby certify that the foregoing Plan was duly approved and adopted by the Board on July 1, 2013.

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Chief Executive Officer